Exhibit 10.37
BRIGHT HORIZONS FAMILY SOLUTIONS LLC
SEVERANCE AGREEMENT

February 5, 2020

Maribeth Bearfield
c/o Bright Horizons Family Solutions LLC
200 Talcott Avenue
Watertown, Massachusetts 02472

Dear Maribeth:

WHEREAS, the Board of Managers (the “Board”) of Bright Horizons Family Solutions LLC (the “Company”) has determined that it is in the best interests of the Company and its sole member Bright Horizons Capital Corp., and Bright Horizons Family Solutions Inc. (“Parent”) and its stockholders, for the Company to agree to provide benefits to those members of management, including yourself, who are responsible for the policy-making functions of the Company and the overall viability of the Company’s business, in the event that you should leave the employ of the Company under the circumstances described below;

WHEREAS, the Board recognizes that the possibility of a change of control of the Company or Parent is unsettling to such members of management, including yourself, and desires to make these arrangements at this time to help assure a continuing dedication by you and your fellow members of management to your duties to the Company and its sole member (and Parent and its stockholders), notwithstanding the occurrence hereafter of attempts to gain control of the Company and the resultant disruptive effects on the management of the Company’s business;

WHEREAS, the Board believes it important, should the Company receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own employment situation and in addition to your regular duties, to assess and advise the Board whether such proposals would be in the best interests of the Company and its sole member (and Parent and its stockholders) and to take such other action regarding such proposals as the Board might determine to be appropriate;

WHEREAS, the Board also wishes to demonstrate to executives of the Company that the Company is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly; and

NOW, THEREFORE, to assure the Company that it will have your continued dedication and the availability of your advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce you to remain in the employ of the Company, and in consideration of the stock options and other awards you were granted under the Bright Horizons Family Solutions Inc. 2012 Equity Incentive Plan, your continued employment by the Company, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you agree as follows:

1.    Employee’s Undertaking. You agree that, in the event that any Person begins a tender or exchange offer, circulates a proxy to the Company’s member (or Parent’s stockholders) or takes other steps to effect a Change of Control, you will not voluntarily leave the employ of the Company and will faithfully and diligently render the services contemplated in the recitals to this Agreement until such Person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.
2.    Severance Benefits. In the event that, within twenty-four (24) months after a Change of Control, your employment with the Company is terminated for any reason other than for Cause or death or disability or you terminate your employment for Good Reason, the Company will provide you the following severance pay and benefits, subject to your continued performance under this Agreement and to the further provisions of this Agreement:
2.1    Within thirty (30) days of such termination of employment, the Company will pay your annual base salary accrued through the date of such termination to the extent not theretofore paid and a prorated portion of any bonus payable for the fiscal year in which the date of termination occurs.
2.2    So long as you are not in breach of any provision of this Agreement, the Company will provide you severance pay following the termination of your employment (i) for a period equal to the number of months that you have been employed by the Company, not to exceed twenty four (24) months or (ii) until you secure other employment, whichever is less (the “Severance Payment Period”). Bi-weekly severance pay shall equal one fifty-second (1/52) of your total base salary and cash bonus compensation for the last two years of your employment; provided, however, that if you have been employed by the Company for less than two years, such bi-weekly severance pay shall equal the quotient of (i) the total base salary and cash bonus compensation paid to you during your employment with the Company divided by (ii) the total number of weeks that you have been employed by the Company, which for purposes hereof shall include the week of termination, multiplied by (iii) two (2). Severance payments shall be made in accordance with the Company’s regular payroll practices and shall be reduced by taxes and all other legally-required deductions.
2.3    If you elect to continue your participation and that of your eligible dependents in the Company’s group health plans in accordance with applicable federal law following termination of your employment, then, for a period of twenty-four (24) months from the date your employment terminates or until you become eligible for coverage under the group health plans of another employer, whichever is less, the Company will pay the premiums for such participation; provided, however that if your continued participation in the Company’s group health plans is not possible under the terms of those plans, the Company shall instead arrange to provide you and your dependents substantially similar benefits upon comparable terms or pay you an amount equal to the full cash value thereof in cash. Your participation in all other employee benefits plans will cease on the date your employment terminates, in accordance with the terms of those plans.
2.4    Any obligation of the Company to you hereunder, including without limitation under Section 2 and Section 11 of this Agreement, other than for accrued but unpaid base salary or benefits, shall be conditioned on your execution of a general release of claims in the form attached to this Agreement as Exhibit A (the “Release of Claims”) within twenty‑one (21) days following the date your employment is terminated (or such longer period as the Company shall determine it is required by law to permit the you to consider the Release of Claims) and provided you do not revoke the Release of Claims thereafter.
3.    Stock Options. Notwithstanding any provision of any stock option or comparable plan of the Company or option agreements thereunder, all options granted you under such plans and not then exercised, expired, surrendered or canceled shall vest immediately prior to a Change in Control, except in the event that such vesting would preclude the pooling method of accounting for the specific transaction that resulted in such Change in Control.
4.    Competitive Activities and Other Claims.
4.1    You agree that, at any time during your employment and during the Severance Payment Period, you will not directly or indirectly, whether as owner, partner, investor, consultant, agent, employee or otherwise, compete with the business of the Company or any of its subsidiaries or affiliates or undertake any active planning for any business competitive with that of the Company or any of its subsidiaries or affiliates in any geographic area in which the Company does, or any of its subsidiaries or affiliates do, business or is formally planning at any time prior to the termination of your employment to do business, without the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion.
4.2    You agree that, during your employment and during the Severance Payment Period, you will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its subsidiaries or affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its subsidiaries or affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its subsidiaries and affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its subsidiaries or affiliates at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company or any of the subsidiaries or affiliates by any of their officers, employees or agents within said two year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or one of its subsidiaries or affiliates or have been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Company or one of its subsidiaries or affiliates or have had access to Confidential Information which would assist in your solicitation of such Person.

4.3    You agree that, during your employment and during the Severance Payment Period, you will not, and will not assist anyone else to, (a) hire or assist in or solicit for hiring any employee of the Company or any of its subsidiaries or affiliates, or seek to persuade any employee of the Company or any of its subsidiaries or affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its subsidiaries or affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of the Company or any of its subsidiaries or affiliates is any person who was such at any time within the preceding two (2) years.

4.4    In the event of termination of your employment under the circumstances described herein, the arrangements provided for by this Agreement, by any stock option or other written agreement between you and Parent in effect at that time and by any applicable employee benefit plans of the Company in effect at that time (in each case as modified by this Agreement) will constitute the entire obligation of the Company and its subsidiaries and affiliates to you, and performance by the Company (or, in the case of any such stock option, Parent) will constitute full settlement of any claim that you might otherwise assert against the Company or any of its subsidiaries or affiliates on account of such termination.
5.    Confidentiality. You acknowledge that the Company and its subsidiaries and affiliates continually develop Confidential Information, that you may develop Confidential Information for the Company or its subsidiaries and affiliates, and that you may learn of Confidential Information during the course of employment. You agree that all Confidential Information that you create or to which you have access as a result of your employment is and shall remain the sole and exclusive property of the Company, and that you will comply with the policies and procedures of the Company and its subsidiaries and affiliates for protecting Confidential Information. You further agree that, except as required for the proper performance of your duties for the Company or as required by applicable law (and then only to the extent so required), you will not, directly or indirectly, use for your own benefit or gain, or assist others in the application of or disclose any Confidential Information. You understand and agree that these restrictions will continue to apply after your employment terminates, regardless of the reason for termination and regardless of whether you are receiving or are entitled to receive any payments or other benefits under this Agreement.
6.    Enforceability and Remedies.
6.1    You agree that the restrictions on, and other provisions relating to, your activities contained in this Agreement are fully reasonable and necessary to protect the goodwill, Confidential Information and other legitimate business interests of the Company. You also acknowledge and agree that, were you to breach the provisions of this Agreement, the harm to the Company would be irreparable. You therefore agree that in the event of such breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond, and will additionally be entitled to an award of attorneys’ fees incurred in connection with securing any of its rights under Sections 4 or 5 of this Agreement. You also agree that the period of restriction referenced in Sections 4.1, 4.2, and 4.3 hereof shall be tolled and shall not run during any period of time when you are in violation thereof. You further agree that, in addition to any other relief awarded to the Company as a result of your breach of any of the provisions of this Agreement, the Company shall be entitled to recover all payments made to you or on your behalf hereunder. It is agreed and understood that no claimed breach of this Agreement by the Company, and no claimed violation of law, shall excuse you from your performance obligations under Sections 4 and 5 hereof, nor shall changes in the nature, scope, or content of your employment, or in your compensation, excuse you from your performance of such obligations or require that this Agreement be re-signed.
6.2    You hereby agree that in the event any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too long a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
7.    Definitions. Words or phrases which are initially capitalized or within quotation marks shall have the meanings provided in this Section 7 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
7.1    “Act” means the Securities Exchange Act of 1934, as amended.
7.2    “Cause” means (i) the commission of fraud, embezzlement, theft or other material act of dishonesty in the performance of your duties for, or responsibilities to, the Company and (ii) willful, or repeated and negligent, failure to adequately perform your duties for, or responsibilities to, the Company after reasonable notice from the Board setting forth in reasonable detail the nature of such failure and you shall not have remedied such failure within ten (10) days of receiving such notice. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel of the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of the Company.

7.3    “Change of Control” shall be deemed to take place if hereafter (i) any Person (other than any Person which is a holder of Parent common stock on the date hereof or any direct or indirect wholly-owned subsidiary of Parent) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act) of securities of (x) the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities, or (y) Parent representing more than 50% of the combined voting power of Parent’s then-outstanding securities (ii) the Company or Parent (or any wholly-owned subsidiary of Parent that is a direct or indirect parent company of the Company) is a party to a merger, consolidation sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board or the Board of Directors of Parent (the “Parent Board”) in office immediately prior to such transaction or event constitute less than a majority of the Board or the Parent Board, as applicable, thereafter, or (iii) individuals who, at the date hereof, constitute the Board (the “Continuing Directors”) or the Parent Board (the “Continuing Parent Directors”) cease for any reason to constitute a majority thereof; provided, however, that any manager or director, as applicable, who is not in office at the date hereof but whose election by the Board or the Parent Board, as applicable, or whose nomination for election by the Company’s member or Parent’s stockholders, as applicable, was approved by a vote of at least two-thirds of the managers or directors, as applicable, then still in office who either were managers or directors, as applicable, at the date hereof or whose election or nomination for election was previously so approved shall be deemed to be a Continuing Director or Continuing Parent Director, as applicable, for purposes of this Agreement. Notwithstanding the foregoing provisions of this paragraph, a “Change of Control” will not be deemed to have occurred solely because of the acquisition of the securities of the Company or Parent (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Company or Parent for its employees.

7.4    “Code” means the Internal Revenue Code of 1986, as amended.

7.5    “Confidential Information” means any and all information of the Company, its subsidiaries and affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its subsidiaries or affiliates, would assist in competition against any of them. Confidential Information includes without limitation such information relating to (i) the financial performance and strategic plans of the Company, its subsidiaries and affiliates, (ii) the identity and special needs of their customers and the structure of any contractual relationship with such customers and (iii) the people and organizations with whom they have business relationships and the substance of those relationships. Confidential Information also includes any and all information that the Company or any of its subsidiaries or affiliates has received from others with any understanding that it would not be disclosed.

7.6    “Good Reason” means any material diminution in your base salary, bonus opportunity, position or nature or scope of responsibilities (other than by inadvertence) or any material reduction in your benefits that uniquely and disproportionately affects you, in each case occurring without your consent and as to which (x) you have provided written notice to the Board within thirty (30) days of the date on which you knew or reasonably should have known of such diminution or reduction, which notice shall set forth in reasonable detail the nature of such Good Reason, (y) the Company shall not have remedied such diminution or reduction within thirty (30) days of receiving such written notice, and (z) you shall have terminated your employment within ten (10) days after the Company’s failure to remedy such diminution or reduction. Termination of employment for Good Reason, as provided herein, is intended to be an involuntary separation of service for purposes of Section 409A of the Code, and shall be construed accordingly.

7.7    “Person” means an individual, a corporation, an association, a partnership, an estate, a trust or other entity or organization (including a “group” as defined in Section 13(d)(3) or 14(d)(2) of the Act), other than the Company or any of its subsidiaries.
8.    Assignment. Neither the Company nor you may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent in the event that the Company shall hereafter effect a reorganization, or consolidate with, or merge into any Person or other entity or transfer all or substantially all of its property or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company, its successors (including without limitation any transferee of all or substantially all of its assets) and permitted assigns and upon you, your executors, administrators, heirs and permitted assigns.
In the event of any merger, consolidation, or sale of assets as described above, nothing contained in this Agreement will detract from or otherwise limit your right to participate or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.
In the event of any merger, consolidation or sale of assets as described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.
All payments required to be made, or other benefits required to be provided, by the Company hereunder to you or your dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.
9.    Notices. Any and all notices, requests, demands, acceptances, appointments and other communications provided for by this Agreement shall be in writing (including telex, telecopy or similar tele-transmission) and shall be effective when actually delivered in person or, if mailed, five (5) days after having been deposited in the United States mail, postage prepaid, registered or certified and addressed to you at your last known address on the books of the Company, or in the case of the Company, addressed to its principal place of business, attention of Chief Executive Officer, or to such other address as either party may specify by notice to the other.
10.    Miscellaneous. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together constitute one and the same instrument. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.    Payments Upon Termination or Resignation Without a Change in Control
11.1    Payments Upon Termination for Cause, Death, Disability or Voluntary Resignation. If (a) the Company at any time terminates your employment for Cause or (b) you voluntarily resign for any reason other than Good Reason, then in either case you shall be entitled to receive only your base salary and any other accrued benefits then due you on a pro rata basis to the date of termination plus reimbursement of properly reimbursable expenses through the date of termination. If you at any time die or become disabled (“disabled” being defined as your inability to perform your normal employment duties for a consecutive six (6) month period during the term of this Agreement because of either physical or mental incapacity), you shall be entitled to receive only your base salary and any other accrued benefits due you and any incentive bonus compensation on a pro rata basis and reimbursement of properly reimbursable expenses to the date of termination. “Pro rata” shall mean the product of your annual base salary and any incentive bonus compensation that would have been payable had your employment not terminated multiplied by a fraction the denominator of which is 365 and the numerator of which is the number of days during the calendar year that have passed through the date of the termination of your employment.

11.2    Payments Upon Termination Without Cause or Resignation for Good Reason. If the Company terminates your employment without Cause or you resign for Good Reason, then in either case you shall be entitled to receive bi-weekly severance payments for a period of one (1) year from the date of termination at your base salary level, with all benefits and taxes handled in the same manner as described in Section 2 above, plus any incentive bonus compensation and any other accrued benefits then due you on a pro rata basis through date of termination. Any payments or benefits provided under this Section 11 shall be in lieu of and not in addition to any payments or benefits provided under Section 2, and at no time will you be eligible for payments or benefits under both Section 2 and Section 11.
12.    Section 409A. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (2) that while the Company does not guarantee the tax treatment of deferred compensation payments, if any, made pursuant to this Agreement under Section 409A of the Code, this Agreement complies with Section 409A to the extent applicable and shall be interpreted and administered consistent therewith. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date your employment with the Company terminates or at such other time that the Company determines to be relevant, you are a “specified employee” (as such term is defined under Treasury Regulation 1.409A-I(i)(1)) of the Company and (ii) that any payments to be provided to you pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of your “separation from service” (as such term is defined under Treasury Regulation 1.409A-I(h)) with the Company. Any payments delayed pursuant to this Section 12 shall be made in a lump sum on the first day of the seventh month following your “separation from service” (as such term is defined under Treasury Regulation l.409A-I(h)), and any remaining payments required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement.

13.    Acknowledgements. You hereby acknowledge that you may consider the terms of this Agreement for up to ten (10) business days after receipt from the Company prior to signing, acknowledge that you hereby have the right to seek the advice of an attorney prior to signing the Agreement and also acknowledgment that any other agreements you may have with the Company remain in full force and effect.
If you are in agreement with the foregoing, please so indicate by signing and returning to me the original of this Agreement, whereupon this Agreement shall constitute a binding agreement between you and the Company. The second copy is for your records.
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Very truly yours,
BRIGHT HORIZONS FAMILY SOLUTIONS LLC

/s/ Elizabeth J. Boland
Name: Elizabeth J. Boland
Title: Chief Financial Officer

ACCEPTED AND AGREED:

Signature: /s/ Maribeth Bearfield
Name:     Maribeth Bearfield
Date:
[Signature Page]

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Bright Horizons Family Solutions LLC (the “Company”) dated as of February 5, 2020 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement or pursuant to the terms of any outstanding equity award or related agreement in respect thereof after the effective date of this Release of Claims and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chief Administrative Officer of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it. Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: _____________________________________________
Name (please print): _____________________________________
Date Signed: ___________________________________________